Exhibit 10.1

Letter of Intent

GLOBAL EARTH ENERGY, INC.

1213 Culbreth Drive

Wilmington, North Carolina 28405

March 19, 2010

Mr. Mel Dick

1 – 215 Neave Road

Kelowna, British Columbia

Canada V1V 2L90

Re: Proposal to the Acquire the Shares of 688239 B.C. Ltd.

Dear Mr. Dick:

This letter will confirm that Global Earth Energy, Inc., a Nevada corporation (“Global Earth”) is interested in exploring the possibility of acquiring all of the outstanding capital stock (the “688239 B.C. Stock”) of 688239 B.C. Ltd., a British Columbia corporation (“688239 B.C.”) pursuant to a reverse triangular merger (the “Merger”) on terms that would be mutually agreeable.

Part One

Global Earth and 688239 B.C. wish to commence negotiating a definitive written agreement providing for the Merger (the “Definitive Agreement”).  To facilitate the negotiation of the Definitive Agreement, the parties request that Global Earth’s counsel prepare an initial draft.  The execution of the Definitive Agreement would be subject to the satisfactory completion of the ongoing investigation by Global Earth and 688239 B.C. of their respective businesses, approval by their respective boards of directors, and the approval of the Merger by the stockholders of 688239 B.C.

Based upon the information currently known to Global Earth, it is proposed that the Definitive Agreement include the following terms:

1.

Basic Transaction.  Global Earth proposes to acquire all of the outstanding shares of the 688239 B.C. Stock by means of the Merger between 688239 B.C. and a wholly-owned subsidiary of Global Earth to be formed whereby the stockholders of 688239 B.C. would receive in exchange shares of the common stock of Global Earth (the “Global Earth Stock”) so that following the closing of the Merger (the “Closing”) Global Earth would own all of the issued and outstanding shares of the 688239 B.C. Stock.  It is understood that the Global Earth Stock to be received by the stockholders of 688239 B.C. in the Merger would, upon their issuance, be restricted in their resale pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Further, at the time of the Merger, 688239 B.C. will have no more than 35 unaccredited stockholders as described in the Securities Act.

2.

Exchange Ratio.  The number of shares of the Global Earth Stock to be received at the Closing in exchange for the shares of the 688239 B.C. Stock would be set forth in the Definitive Agreement (the “Exchange Ratio”).  It is anticipated that the 688239 B.C. stockholders would own approximately 64 percent of the issued and outstanding shares of the Global Earth Stock following the Merger, with the remaining approximately 34 percent owned by the current Global Earth stockholders, and other parties.  However, it should be understood that one stockholder of Global Earth owns 1,000,000 shares of the Global Earth Class B preferred stock which has voting rights equal to 500 shares of the Global Earth Stock for every one share of Global Earth preferred stock held, which equates to voting rights of 500,000,000 shares of the Global Earth Stock, which amount exceeds the outstanding shares of the Global Earth Stock.  Therefore, due to the voting rights contained in the outstanding shares of the Global Earth preferred stock, there will be no change of control.

3.

Other Terms.  Global Earth and 688239 B.C. would make comprehensive representations and warranties to each other and would provide comprehensive covenants, indemnities and other protections for the benefit of the parties and their respective stockholders.  The consummation of the Merger by the parties would be subject to the satisfaction of various conditions, including:

(a)

An evaluation of by each of the parties that the value of each of Global Earth and 688239 B.C. on March 26, 2010, the date of the Closing (the “Closing Date”) is such that the Exchange Ratio is in the best interests of the stockholders of Global Earth and 688239 B.C. on the Closing Date.

(b)

Such other matters as may be stated in the Definitive Agreement.

Part Two

The following paragraphs of this letter (the “Binding Provisions”) are the legally binding and enforceable agreements of Global Earth and 688239 B.C.

4.

Access.  During the period from the date this letter is signed on behalf of 688239 B.C. (the “Signing Date”) until the date on which either party provides the other party with written notice that negotiations toward the Definitive Agreement are terminated (the “Termination Date”), each of the parties will afford the other full and free access to such party, its personnel, properties, contracts, books and records and all other documents and data, subject to the confidentiality provisions referred to or described in Paragraph 7 of this letter.

5.

Exclusive Dealing.  Until the later of 90 days after the Signing Date, or the Termination Date:

(a)

688239 B.C. will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of 688239 B.C. or the 688239 B.C. Stock, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course); and

(b)

688239 B.C. will immediately notify Global Earth regarding any contact between 688239 B.C. or its representatives and any other person regarding any such offer or proposal or any related inquiry.

6.

Conduct of Business.  During the period from the Signing Date until the Termination Date, 688239 B.C. shall operate its business in the ordinary course and refrain from any extraordinary transactions.  In addition, during such period, 688239 B.C. shall not issue any additional shares of its capital stock, either common or preferred.

7.

Confidentiality.  Except as and to the extent required by law, neither Global Earth nor 688239 B.C. will disclose or use, and will direct its representatives not to disclose or use to the detriment of 688239 B.C. or Global Earth, any Confidential Information (as defined below) with respect to Global Earth or 688239 B.C. furnished, or to be furnished, by each party or its representatives to the other party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter.  For purposes of this paragraph, “Confidential Information” means any information about 688239 B.C. or Global Earth stamped “confidential” or identified in writing as such to a party hereunder to the other promptly following its disclosure, unless (a) such information is already known to the non-disclosing party or its representatives or to others not bound by a duty of confidentiality at the time of its disclosure or such information becomes publicly available through no fault of the non-disclosing party or its representatives; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  Upon the written request of either party hereunder, the other will promptly return to requesting or destroy any Confidential Information in its possession and certify in writing to the requesting party that it has done so.

8.

Disclosure.  Except as and to the extent required by law, without the prior written consent of the other party, neither Global Earth nor 688239 B.C. will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Global Earth and 688239 Global Earth Letter of Intent reverse triangular merger B.C. or any of the terms, conditions or other aspects of the transaction proposed in this letter.  If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

9.

Costs.  Global Earth and 688239 B.C. will be responsible for and bear all of their respective costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Merger.

10.

Entire Agreement.  The Binding Provisions constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter thereof.  Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by the parties.

11.

Governing Law.  The Binding Provisions will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles.

12.

Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Binding Provisions may be brought against either of the parties in the courts of Hanover County, North Carolina, or, if it has or can acquire jurisdiction, in the United States District Court located in Hanover County, North Carolina, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.

Termination.  The Binding Provisions will automatically terminate 90 days after the execution of this letter by 688239 B.C., and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time, provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination.  Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in Paragraphs 5, 7, 8, 9, 10, 11, and 12, which will survive any such termination.

14.

Counterparts.  This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.  A facsimile or PDF transmission of this signed Agreement shall be legal and binding on all parties hereto.

15.

No Liability.  The provisions of Paragraphs 1 through 3 of this letter are intended only as an expression of intent on behalf of Global Earth and 688239 B.C., are not intended to be legally binding on Global Earth or 688239 B.C. and are expressly subject to the execution of an appropriate Definitive Agreement.  Moreover, except as expressly provided in Paragraphs 4 through 15 (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct or failure to act relating to the Merger, or relating to the negotiation of the terms of the Merger or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of Global Earth, or 688239 B.C.

If you are in agreement with the foregoing, please sign and return one copy of this letter no later than 5:00 p.m., North Carolina time on Friday, March 19, 2010 to the undersigned at (910) 270 6640, which thereupon will constitute our understanding with respect to its subject matter.

Very truly yours,

GLOBAL EARTH ENERGY, INC.

By:/s/ Sydney A. Harland

Sydney A. Harland

Cheif Executive Officer

Agreed to as to the Binding Provisions on March ___, 2010.

688239 B.C. LTD.

By:    /s/Mel Dick, Chief Executive Officer

3